CONTACT:

David W. Fry	Van Negris / Lexi Terrero
Senior Vice President, Treasurer	Van Negris & Company, Inc.
and Chief Financial Officer	(212) 759-0290

Flushing Financial Corporation

(718) 961-5400	Robert Cavosi,

Broadgate Consultants

FOR IMMEDIATE RELEASE	(212) 493-6981

FLUSHING FINANCIAL TO SPEAK TO INSTITUTIONAL INVESTORS

LAKE SUCCESS, NY – March 19, 2007 — Flushing Financial Corporation (NASDAQ: FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced that, through an arrangement with Keefe, Bruyette & Woods, Inc., it will make presentations to several institutional investors.

John R. Buran, Flushing Financial’s President and Chief Executive Officer, and David W. Fry, Flushing Financial’s Senior Vice President and Chief Financial Officer, will make the presentations in Boston, Massachusetts on March 21, 2007 and in New York, New York on March 22, 2007.

WHO

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation (FDIC). The Bank conducts its business through fourteen banking offices located in Queens, Brooklyn, Manhattan and Nassau County. Additionally, the Bank has further expanded outside its geographic footprint with its new online banking division, iGObanking.com.

WHAT	Presentations to several institutional investors through an arrangement with Keefe, Bruyette & Woods, Inc.
WHEN / WHERE	Boston, Massachusetts, on March 21, 2007; New York, New York on March 22, 2007.
PRESENTATION

The presentation will focus on the Company’s performance in 2006 and its strategic operating objectives. The presentation will be available on the Company’s website, on March 21, 2007 at www.flushingsavings.com and will remain available through April 15, 2007.

RECENT NEWS

▪     January 16, 2007 - Flushing Savings Bank, FSB opens a new full-service branch in Forest Hills, Queens.

▪     January 30, 2007 – Flushing Financial Corporation announces 2006 fourth quarter and full year results.

▪     February 1, 2007 - Flushing Savings Bank, FSB opens a new full-service branch on Roosevelt Avenue in Flushing, Queens.

▪     February 27, 2007 - Flushing Financial Corporation increased the quarterly dividend on its common stock to $0.12 per common share.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s web site at http://www.flushingsavings.com.

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